EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2020 Second Quarter Results and Increases its Fiscal 2020 EPS Guidance

•	Income before income taxes increased 15.4 percent to $42.4 million in the second quarter of fiscal 2020 compared to $36.7 million in the same quarter of the prior year.

•	Diluted EPS increased 12.7 percent to $0.62 in the second quarter of fiscal 2020 compared to $0.55 in the same quarter of the prior year.

•	Sales for the quarter declined 2.0 percent. Organic sales declined 1.2 percent and the impact of foreign currency translation decreased sales by 0.8 percent.

•	Diluted EPS guidance for the full year ending July 31, 2020 was increased to a range of $2.55 to $2.65 from the previous range of $2.50 to $2.60.

MILWAUKEE (February 20, 2020) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2020 second quarter ended January 31, 2020.

Quarter Ended January 31, 2020 Financial Results:
Income before income taxes increased 15.4 percent to $42.4 million for the quarter ended January 31, 2020, compared to $36.7 million in the same quarter last year.
Net income for the quarter ended January 31, 2020 increased 14.8 percent to $33.6 million compared to $29.2 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.62 for the second quarter of fiscal 2020, compared to $0.55 in the same quarter last year.
Sales for the quarter ended January 31, 2020 declined 2.0 percent, which consisted of an organic sales decline of 1.2 percent and a decrease of 0.8 percent from foreign currency translation. Sales for the quarter ended January 31, 2020 were $276.7 million compared to $282.4 million in the same quarter last year. By segment, sales declined 1.8 percent in Identification Solutions and declined 2.6 percent in Workplace Safety, which consisted of organic sales declines of 1.3 percent in Identification Solutions and 1.0 percent in Workplace Safety.

Six-Month Period Ended January 31, 2020 Financial Results:
Income before income taxes increased 9.6 percent to $83.9 million for the six-month period ended January 31, 2020, compared to $76.6 million for the six-month period ended January 31, 2019.
Net income for the six-month period ended January 31, 2020 increased 18.7 percent to $71.1 million compared to $59.9 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $1.32 for the six-month period ended January 31, 2020 compared to $1.13 in the same six-month period last year. Net income and earnings per share during the six-month period ended January 31, 2020 were impacted by a reduced income tax rate of 15.3 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation in the first quarter of fiscal 2020.
Sales for the six-month period ended January 31, 2020 declined 2.1 percent, which consisted of an organic sales decline of 0.8 percent and a decrease of 1.3 percent from foreign currency translation. Sales for the six-month period ended January 31, 2020 were $563.6 million compared to $575.6 million in the same period last year. By segment, sales declined 1.6 percent in Identification Solutions and declined 3.4 percent in Workplace Safety, which consisted of organic sales declines of 0.7 percent in Identification Solutions and 0.9 percent in Workplace Safety.

Commentary:
“This quarter marks our 18th consecutive quarter of year-on-year pre-tax income growth,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Global demand for industrial products has declined in many markets which led to a modest decrease in organic sales this quarter. Our investments in developing innovative new products and our relentless focus on executing sustainable efficiency gains throughout our manufacturing facilities and SG&A structure enabled Brady to once again post solid financial results in a challenging industrial economic environment. Our investments in new products and our focus on efficiency gains has enabled us to deliver improved financial results over the last four years and positions us well for strong revenue and earnings growth as our end markets recover from the recent macro-economic weakness.”
“In the first half of this year we increased our gross profit margin, decreased selling, general and administrative expenses, increased earnings, and increased net cash provided by operating activities all while continuing to invest in our future. This solid financial performance combined with a balance sheet that provides significant flexibility for future investments and to return funds to our shareholders, puts Brady in a strong financial position,” said Brady’s Chief Financial Officer, Aaron Pearce.

Fiscal 2020 Guidance:
The Company is increasing its full year fiscal 2020 earnings per diluted Class A Nonvoting Common Share guidance from its previous range of $2.50 to $2.60 to a range of $2.55 to $2.65. Included in this guidance is organic sales growth of approximately flat to slightly positive, a full-year income tax rate of approximately 20 percent, and depreciation and amortization of approximately $25 million. The Company expects to continue capturing efficiency gains in its manufacturing facilities and in selling, general and administrative expenses. Capital expenditures are expected to approximate $35 million during the year ending July 31, 2020. This guidance is based upon foreign currency exchange rates as of January 31, 2020.

A webcast regarding Brady’s fiscal 2020 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2019, employed approximately 6,100 people in its worldwide businesses. Brady’s fiscal 2019 sales were approximately $1.16 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; raw material and other cost increases; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2019.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2020	2019	2020	2019
Net sales	$276,665	$282,426	$563,612	$575,622
Cost of goods sold	137,538	142,616	283,080	289,273
Gross margin	139,127	139,810	280,532	286,349
Operating expenses:
Research and development	10,517	11,074	21,484	22,400
Selling, general and administrative	87,366	92,706	176,913	187,297
Total operating expenses	97,883	103,780	198,397	209,697

Operating income	41,244	36,030	82,135	76,652

Other income (expense):
Investment and other income	1,760	1,377	3,140	1,360
Interest expense	(647)	(717)	(1,348)	(1,429)

Income before income taxes	42,357	36,690	83,927	76,583

Income tax expense	8,804	7,463	12,876	16,719

Net income	$33,553	$29,227	$71,051	$59,864

Net income per Class A Nonvoting Common Share:
Basic	$0.63	$0.56	$1.33	$1.14
Diluted	$0.62	$0.55	$1.32	$1.13
Dividends	$0.22	$0.21	$0.44	$0.43

Net income per Class B Voting Common Share:
Basic	$0.63	$0.56	$1.32	$1.13
Diluted	$0.62	$0.55	$1.31	$1.11
Dividends	$0.22	$0.21	$0.42	$0.41

Weighted average common shares outstanding:
Basic	53,320	52,532	53,232	52,366
Diluted	53,827	53,206	53,781	53,082

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2020	July 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$289,803	$279,072
Accounts receivable—net	151,511	158,114
Inventories	120,788	120,037
Prepaid expenses and other current assets	18,889	16,056
Total current assets	580,991	573,279
Property, plant and equipment—net	112,782	110,048
Goodwill	410,455	410,987
Other intangible assets	33,580	36,123
Deferred income taxes	7,120	7,298
Operating lease assets	49,117	—
Other assets	21,753	19,573
Total	$1,215,798	$1,157,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,233	$64,810
Accrued compensation and benefits	38,561	62,509
Taxes, other than income taxes	7,703	8,107
Accrued income taxes	6,075	6,557
Current operating lease liabilities	14,901	—
Other current liabilities	48,590	49,796
Current maturities on long-term debt	49,627	50,166
Total current liabilities	216,690	241,945
Long-term operating lease liabilities	36,993	—
Other liabilities	62,191	64,589
Total liabilities	315,874	306,534
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 49,810,101 and 49,458,841 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	329,263	329,969
Retained earnings	685,758	637,843
Treasury stock—1,451,386 and 1,802,646 shares, respectively of Class A nonvoting common stock, at cost	(43,155)	(46,332)
Accumulated other comprehensive loss	(72,490)	(71,254)
Total stockholders’ equity	899,924	850,774
Total	$1,215,798	$1,157,308

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2020	2019
Operating activities:
Net income	$71,051	$59,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,672	11,909
Stock-based compensation expense	5,384	7,805
Deferred income taxes	1,272	4,423
Other	1,664	1,279
Changes in operating assets and liabilities:
Accounts receivable	6,209	2,562
Inventories	(1,311)	(6,602)
Prepaid expenses and other assets	(2,621)	(2,310)
Accounts payable and accrued liabilities	(39,777)	(35,334)
Income taxes	(436)	592
Net cash provided by operating activities	53,107	44,188

Investing activities:
Purchases of property, plant and equipment	(13,100)	(12,127)
Other	(3,406)	(452)
Net cash used in investing activities	(16,506)	(12,579)

Financing activities:
Payment of dividends	(23,136)	(22,263)
Proceeds from exercise of stock options	4,686	18,498
Payments for employee taxes withheld from stock-based awards	(7,733)	(3,362)
Proceeds from borrowing on credit facilities	—	5,737
Repayment of borrowings on credit facilities	—	(5,688)
Other	134	(2,973)
Net cash used in financing activities	(26,049)	(10,051)

Effect of exchange rate changes on cash	179	(776)

Net increase in cash and cash equivalents	10,731	20,782
Cash and cash equivalents, beginning of period	279,072	181,427

Cash and cash equivalents, end of period	$289,803	$202,209

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2020	2019	2020	2019
NET SALES
ID Solutions	$205,362	$209,205	$420,349	$427,304
Workplace Safety	71,303	73,221	143,263	148,318
Total	$276,665	$282,426	$563,612	$575,622

SALES INFORMATION
ID Solutions
Organic	(1.3)%	3.6%	(0.7)%	4.6%
Currency	(0.5)%	(2.3)%	(0.9)%	(1.9)%
Total	(1.8)%	1.3%	(1.6)%	2.7%
Workplace Safety
Organic	(1.0)%	(0.9)%	(0.9)%	0.6%
Currency	(1.6)%	(3.3)%	(2.5)%	(2.9)%
Divestitures	—%	(5.8)%	—%	(6.0)%
Total	(2.6)%	(10.0)%	(3.4)%	(8.3)%
Total Company
Organic	(1.2)%	2.3%	(0.8)%	3.5%
Currency	(0.8)%	(2.6)%	(1.3)%	(2.2)%
Divestitures	—%	(1.6)%	—%	(1.7)%
Total	(2.0)%	(1.9)%	(2.1)%	(0.4)%

SEGMENT PROFIT
ID Solutions	$40,655	$37,857	$83,098	$79,419
Workplace Safety	5,455	4,661	10,612	10,202
Total	$46,110	$42,518	$93,710	$89,621
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	19.8%	18.1%	19.8%	18.6%
Workplace Safety	7.7%	6.4%	7.4%	6.9%
Total	16.7%	15.1%	16.6%	15.6%

	Three months ended January 31,		Six months ended January 31,
	2020	2019	2020	2019
Total segment profit	$46,110	$42,518	$93,710	$89,621
Unallocated amounts:
Administrative costs	(4,866)	(6,488)	(11,575)	(12,969)
Investment and other income	1,760	1,377	3,140	1,360
Interest expense	(647)	(717)	(1,348)	(1,429)
Income before income taxes	$42,357	$36,690	$83,927	$76,583